Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249564

PROSPECTUS

VERB TECHNOLOGY COMPANY, INC.

8,393,387 Shares of Common Stock

This prospectus relates to the proposed resale by the selling security holders named in this prospectus or their permitted assigns of an aggregate of up to 8,393,387 shares of our common stock, $0.0001 par value per share, or common stock, held by the selling security holders, which amount consists of (i) 5,087,326 shares of common stock outstanding as of the date of this prospectus, (ii) an aggregate of 416,199 shares of common stock issuable upon exercise of common stock purchase warrants, or the Consultant Warrants, issued to a non-U.S. consultant in connection with a private placement of our common stock to certain of our selling security holders, (iii) 247,703 restricted stock units granted pursuant to a Restricted Stock Award Agreement, or the Restricted Stock Agreement, and (iv) an aggregate of 2,642,159 shares of our common stock which will be issued by us in the future from time to time to those of our selling security holders that are holders of Class B Units, or the LLC Units, of our wholly owned subsidiary, Verb Acquisition Co., LLC, or Verb Acquisition, under an exchange agreement among the holders of LLC Units, or LLC Unitholders, and us pursuant to which the LLC Unitholders may exchange their LLC Units for shares of our common stock on a one-for-one basis. See “Selling Security Holders.”

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling security holders. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

The shares of common stock may be sold by the selling security holders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution” on page 15. For a list of the selling security holders you should refer to the section of this prospectus entitled “selling security holders” on page 10.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VERB.” The last reported price of our common stock on October 30, 2020, was $1.06 per share.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2020.

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus or the date of any supplement to this prospectus, regardless of the time of delivery of this prospectus or any supplement to this prospectus or any sale of our shares of common stock. We are not making an offer to sell the shares of common stock, and we are not soliciting an offer to buy the shares of common stock, in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling security holders of up to 8,393,387 shares of common stock, as described below under “Selling Security Holders.” We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling security holders.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by the selling security holders. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus and does not contain all of the information you should consider before buying the shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and financial statements and the related notes incorporated by reference into this prospectus, before deciding to invest in the shares of our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” In this prospectus, the words “we,” “us,” “our” and similar terms refer to Verb Technology Company, Inc., a Nevada corporation, unless the context provides otherwise.

Our Business

Overview

We are a Software-as-a-Service, or SaaS, applications platform developer. Our platform is comprised of a suite of sales enablement business software products marketed on a subscription basis. Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM, our Customer Relationship Management application; verbLEARN, our Learning Management System application; and verbLIVE, our Live Broadcast Video Webinar application.

Our Technology

Our suite of applications can be distinguished from other sales enablement applications because our applications utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects. Moreover, the proprietary data collection and analytics capabilities of our applications inform our users in real time, on their devices, when and for how long their prospects have watched a video, how many times such prospects watched it, and what they clicked-on, which allows our users to focus their time and efforts on ‘hot leads’ or interested prospects rather than on those that have not seen such video or otherwise expressed interest in such content. Users can create their hot lead lists by using familiar, intuitive ‘swipe left/swipe right’ on-screen navigation. Our clients report that these capabilities provide for a much more efficient and effective sales process resulting in increased sales conversion rates. We developed the proprietary patent-pending interactive video technology, as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

Our Products

verbCRM combines the capabilities of customer relationship management, or CRM, lead-generation, content management, and in-video e-commerce capabilities in an intuitive, yet powerful tool for both inexperienced as well as highly skilled sales professionals. verbCRM allows users to quickly and easily create, distribute, and post videos to which they can add a choice of on-screen clickable icons which, when clicked, allow viewers to respond to the user’s call-to-action in real-time, in the video, while the video is playing, without leaving or stopping the video. For example, our technology allows a prospect or customer to click on a product they see featured in a video and impulse buy it, or to click on a calendar icon in the video to make an appointment with a salesperson, which are among the many novel features and functionalities designed to eliminate or reduce friction from the sales process for our users. The verbCRM app is designed to be easy to use and navigate, and takes little time and training for a user to begin using the app effectively. It usually takes less than four minutes for a novice user to create an interactive video from our app. Users can add interactive icons to pre-existing videos, as well as to newly created videos shot with practically any mobile device. verbCRM interactive videos can be distributed via email, text messaging, chat app, or posted to popular social media directly and easily from our app. No software download is required to view Verb interactive videos on virtually any mobile or desktop device, including smart TVs.

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verbLEARN is an interactive video-based learning management system that incorporates all of the clickable in-video technology featured in our verbCRM application, however adapted for use by educators for video-based education. verbLEARN is used by enterprises seeking to educate a large sales team or a customer base about new products, or elicit feedback about existing products. It also incorporates Verb’s proprietary data collection and analytics capabilities that inform users in real time, when and for how long the viewers watched the video, how many times they watched it, and what they clicked-on.

verbLIVE builds on popular video-based platforms such as Facebook Live, Zoom, WebEx, and Go2Meeting, among others, by adding Verb’s proprietary interactive in-video ecommerce capabilities – including an in-video Shopify shopping cart integrated for Shopify account holders - to our own live stream video broadcasting application. verbLIVE is a next-generation webinar platform that allows webinar hosts to utilize a variety of novel sales-driving features, including placing interactive icons on-screen that appear on the screens of all viewers, providing in-video click-to-purchase capabilities for products or services featured in the live video broadcast, in real-time, driving friction-free selling. verbLIVE also provides the host with real-time viewer engagement data and interaction analytics. verbLIVE is entirely browser-based, allowing it to function easily and effectively on all devices without requiring the host or the viewers to download software, and is secured through end-to-end encryption. verbLIVE is currently in pre-sales, accepting customer deposits, and is expected to launch commercially in summer 2020.

The Verb In-App Eco-System

To more effectively and efficiently monetize our current large user base, we have developed and have begun to deploy in-app purchase capabilities for all verbCRM users. This feature is currently being distributed and deployed as an automatic software update to enterprise client users whose monthly subscription fees and use of the application are paid by their corporate employer, sponsor, or principal. The in-app purchase capability will allow these users to pay for subscriptions directly in the app with their own credit card in order to access upgraded or unlocked verbCRM features and additional functionality within the app.

In addition, these users will have in-app access to our forthcoming “app store” where users can subscribe for third-party apps that are complimentary to verbCRM user demographics, such as specialized expense tracking applications, tax software, among other third-party apps offered directly to our user base on a revenue share basis with the third-party developers. In addition, we are expecting to introduce during 2020 an “Open API” architecture, allowing third-party developers to create specialized apps with features and functionality that integrate seamlessly into our verbCRM application. These will be offered directly to our user base through our verbCRM app store on a revenue-sharing basis.

Verb Partnerships and Integrations

We have completed the integration of verbCRM into systems offered by 17 of the most popular direct sales back-office system providers, such as Direct Scale, Exigo, By Design, Thatcher, Multisoft, Xennsoft, and Party Plan. Direct sales back-office systems provide many of the support functions required for direct sales operations, including payroll, customer genealogy management, statistics, rankings, and earnings, among other direct sales financial tracking capabilities. The integration into these back-office providers, facilitated through our own API development, allows single sign-on convenience for users, as well as enhanced data analytics and reporting capabilities for all users. We believe that our integration into these back-end platforms accelerates the adoption of verbCRM by large direct sales enterprises that rely on these systems and as such, we believe this represents a competitive advantage.

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We are also in various stages of development, testing and deployment for the integration of our latest generation interactive video and enhanced analytics and reporting technology, and more recently, a core package that includes verbLIVE, into popular CRM providers, including Salesforce, Microsoft, Oracle/NetSuite, and Adobe/Marketo, among others with whom we have executed partnership agreements. Each of these agreements provides for revenue share arrangements resulting from sales of our product to their respective clients. The integrations for Salesforce and Microsoft represent new build integrations, while those for Oracle/NetSuite and Adobe/Marketo represent replacement integrations. We have intentionally, though temporarily, delayed further action on and deployment of these integrations in order to allocate design, engineering and development resources to those initiatives that we believe will become revenue producing opportunities sooner, especially those that we believe will likely produce greater market demand due to the current and anticipated continued effects of the COVID-19 pandemic. We expect to resume action on and deployment of these integrations in the summer of 2020.

Non-Digital Products and Services

Historically, we have also provided certain non-digital services to some of our enterprise clients such as printing and fulfillment services. We designed and printed welcome kits and starter kits for their marketing needs and provided fulfillment services, which consisted of managing the preparation, handling and shipping of our client’s custom-branded merchandise they use for marketing purposes at conferences and other events. We also managed the fulfillment of our clients’ product sample packs that verbCRM users order through the app for automated delivery and tracking to their customers and prospects.

However, on May 20, 2020, we executed a contract with Range Printing, a company in the business of providing enterprise class printing, sample assembly, warehousing, packaging, shipping, and fulfillment services. Pursuant to the contract, through an automated process we have established for this purpose, Range will receive orders for samples and merchandise from us as and when we receive them from our clients and users, and print, assemble, store, package and ship such samples and merchandise on our behalf. The Range contract provides for a revenue share arrangement based upon the specific services to be provided by Range that is designed to maintain our relationship with our clients by continuing to service their non-digital needs, while eliminating the labor and overhead costs associated with the provision of such services by us. The transition to Range Printing is in progress.

Our Market

Our client base consists primarily of multi-national direct sales enterprises to whom we provide white-labeled, client-branded versions of our products. Our clients also include large professional associations, educational institutions, including school districts, auto sales, auto leasing, insurance, real estate, home security, not-for-profits, as well as clients in the health care industry, and the burgeoning CBD industry, among other business sectors. Currently, we provide subscription-based application services to approximately 100 enterprise clients for use in over 60 countries, in over 48 languages, which collectively account for a user base generated through more than 1.6 million downloads of our verbCRM application. Among the new business sectors targeted for this year are pharmaceutical sales, government institutions, and political parties and candidates.

In April 2020, we commenced local language sales, sales support, customer support, and marketing operations in Japan. In order to ensure compliance with Japan’s laws, rules and regulations, our operations were established pursuant to, and in accordance with, an exclusive reseller agreement with an existing Tokyo-based Japanese corporation operated by a team with over 30-years’ experience in the Japan direct sales industry. They operate and market our applications in Japan under the Verb brand.

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Revenue Generation

We generate revenue from the following sources:

●	recurring subscription fees paid by enterprise users and affiliates;
●	recurring subscription fees paid by non-enterprise, small business, and individual users;
●	recurring subscription fees paid by users who access in-app purchases of various premium services, features, functionality, and upgrades;
●	recurring subscription fees paid by users who access in-app purchases of third-party software provider apps in our forthcoming app store;
●	recurring subscription fees paid by users of Salesforce, Microsoft, Oracle/NetSuite, and Adobe/Marketo, among others with whom we have executed partnership agreements, for access to our applications that we intend to integrate into these platforms, including recurring subscription fees paid by users who subscribe to bundled service offerings from these partners and/or their respective value-added resellers;
●	recurring subscription fees paid by users for all of the foregoing products and services generated through our recently launched Japan operations;
●	recurring subscription fees paid by users generated through our forthcoming reseller and affiliate distribution programs; and
●	fees paid by enterprise clients for non-digital products and services through our Range Printing venture.

Corporate Information

We are a Nevada corporation that was incorporated in February 2005. Our principal executive offices are located at 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663, and our telephone number is (855) 250-2300. Our Internet website is https://www.verb.tech/. The content of our Internet website does not constitute a part of this prospectus.

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The Offering

Securities offered by the selling security holders	8,393,387 shares of common stock.

Common stock outstanding prior to this offering	46,663,790 shares, as of September 30, 2020.

Common stock to be outstanding after this offering	49,969,851 shares, which gives effect to the shares of common stock offered under this prospectus.

The Nasdaq Capital Market symbol	VERB

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. See “Use of Proceeds.”

Risk Factors	There are many risks related to our business, this offering and ownership of the shares of common stock that you should consider before you decide to buy the shares of common stock in this offering. You should read the “Risk Factors” section beginning on page 6, as well as other cautionary statements throughout this prospectus, before investing the shares of common stock.

The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 46,663,790 shares outstanding as of September 30, 2020, and excludes the following:

●	5,099,038 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2020, with a weighted-average exercise price of $1.59 per share;

●	2,908,530 shares of common stock issuable upon vesting of restricted stock unit awards as of September 30, 2020, with a weighted-average exercise price of $1.22 per share;

●	858,745 shares of common stock reserved for future issuance under our 2019 Omnibus Incentive Plan, or Incentive Plan, as of September 30, 2020;

●	13,351,251 shares of common stock issuable upon exercise of warrants to purchase common stock outstanding as of September 30, 2020, with a weighted-average exercise price of $2.50 per share;

●	2,187,273 shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, or Series A Preferred Stock; and

●	any additional shares of common stock we may issue from time to time after that date.

Unless otherwise indicated, all information in this prospectus assumes the following:

●	no exercise of outstanding options and warrants; and

●	no conversion of outstanding shares of our Series A Preferred Stock.

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RISK FACTORS

Before you invest in our shares of common stock, in addition to the other information, documents or reports incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q/A filed with the SEC. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, among others, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “would,” “will,” “should,” “could,” “objective,” “target,” “ongoing,” “contemplate,” “potential” or “continue” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, which could cause actual results or events to differ materially from such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these shares. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the shares.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings for use in the continued development of our business.

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We cannot, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock authorize or create any class of stock ranking as to dividends, redemption, or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series A Preferred Stock. Moreover, as long as any shares of Series A Preferred Stock are outstanding, unless the holders of at least 75% in stated value of the then-outstanding shares of Series A Preferred Stock have otherwise given prior written consent, we cannot, directly or indirectly, pay cash dividends or distributions on our common stock.

MARKET INFORMATION FOR OUR COMMON STOCK

Our common stock is listed on The Nasdaq Capital Market under the symbol “VERB.” As of September 30, 2020, we had 172 holders of record of our common stock, based on information provided by our transfer agent. These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners. On October 30, 2020, the last reported price of our common stock on The Nasdaq Capital Market was $1.06 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2020 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

The table is based on information provided to us by our directors, executive officers and principal shareholders. Beneficial ownership is determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options and warrants that are exercisable within 60 days of September 30, 2020. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that are currently exercisable or exercisable within 60 days after September 30, 2020 are deemed to be outstanding in calculating the percentage ownership of the applicable person or group, but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 46,663,790 shares of common stock outstanding as of the date of the table.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Verb Technology Company, Inc., 2210 Newport Boulevard, Suite 200, Newport Beach, California 92663.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Rory J. Cutaia	Common	4,019,688	(4)	8.5%
James P. Geiskopf	Common	781,733	(5)	1.7%
Jeffrey R. Clayborne	Common	494,343	(6)	1.1%
Philip J. Bond	Common	49,391	(7)	*
Kenneth S. Cragun	Common	49,391	(7)	*
Nancy Heinen	Common	4,891	(8)	*
Judith Hammerschmidt	Common	4,891	(8)	*
Chad J. Thomas	Common	226,694	(9)	*
All directors and executive officers as a group (8 persons)	Common	5,631,022		11.8%

*	Less than 1%.

(1)	Messrs. Cutaia, Geiskopf, Bond and Cragun and Mses. Heinen and Hammerschmidt are the directors of our company. Messrs. Cutaia, Thomas and Clayborne are the named executive officers of our company.

(2)	Except as otherwise indicated, we believe that the beneficial owners of the shares of our common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Percentage of common stock is based on 46,663,790 shares of our common stock issued and outstanding as of September 30, 2020.

(4)	Consists of 3,250,934 shares of our common stock held directly, 240,240 shares of our common stock held by Cutaia Media Group Holdings, LLC (an entity over which Mr. Cutaia has dispositive and voting authority), 54,006 shares of our common stock held by Mr. Cutaia’s spouse (as to which shares, he disclaims beneficial ownership), and 4,500 shares of our common stock held jointly by Mr. Cutaia and his spouse. Also includes 283,333 shares of our common stock underlying stock options held directly and that are exercisable within 60 days of the date of the table (as to which underlying shares, he disclaims beneficial ownership). The total also includes 186,675 shares of our common stock underlying warrants granted to Mr. Cutaia, which warrants are exercisable within 60 days of the date of the table. Excludes 974,525 restricted stock awards that will not vest within 60 days of the date of table. The total also excludes 665,460 shares of our common stock underlying stock options not exercisable within 60 days of the date of the table.

(5)	Includes 593,066 shares of our common stock held directly and 5,333 shares of our common stock held by Mr. Geiskopf’s children. Also includes 183,333 shares of our common stock underlying stock options exercisable within 60 days of the date of the table. Excludes 292,073 restricted stock awards that will not vest within 60 days of the date of the table.

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(6)	Includes 214,801 shares of our common stock held directly. Also, includes 279,542 shares of our common stock underlying stock options that are exercisable within 60 days of the date of the table. Excludes 622,639 restricted stock awards that will not vest within 60 days of the date of the table. The total also excludes 253,343 shares of our common stock underlying stock options not exercisable within 60 days of the date of the table.

(7)	Includes 9,391 shares of our common stock held directly. Also includes 40,000 shares of our common stock underlying stock options exercisable within 60 days of the date of the table. Excludes 146,037 restricted stock awards that will not vest within 60 days of the date of the table. The total also excludes 26,667 shares of our common stock underlying stock options not exercisable within 60 days of the date of the table.

(8)	Includes 4,891 shares of our common stock held directly. Excludes 234,244 restricted stock awards that will not vest within 60 days of the date of the table.

(9)	Includes 137,805 shares of our common stock held directly. Also includes 88,889 shares of our common stock underlying stock options exercisable within 60 days of the date of the table. Excludes 44,444 shares of our common stock underlying stock options not exercisable within 60 days of the date of the table.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all our existing equity compensation plans as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding restricted stock awards, options, warrants and rights (a)	Weighted-average exercise price of outstanding restricted stock awards, options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,594,522	$1.52	5,662,145
Equity compensation plans not approved by security holders	2,858,462	$1.79	-
Total	5,452,984	$1.66	5,662,145

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SELLING SECURITY HOLDERS

This prospectus covers the sale by the selling security holders of up to 8,393,387 shares of common stock.

Common Stock Offering

On February 5, 2020, we initiated a private placement for the sale and issuance of our common stock at $1.20 per share pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, provided in Section 4(a)(2) thereof, Rule 506 of Regulation D promulgated thereunder and/or Regulation S promulgated thereunder pursuant to the terms of a Subscription Agreement. From February 25, 2020 through May 13, 2020 we issued an aggregate of 4,237,830 shares of our common stock in the offering to the investors in the common stock offering.

In connection with the common stock offering, we issued to a non-U.S. consultant, or the Consultant, the Consultant Warrants and 22,500 shares of our common stock. In addition, we issued 100,000 shares of our common stock to the principal of the Consultant. The Consultant Warrants are comprised of three separate warrants issued on February 25, 2020 (the “February Consultant Warrant”), March 20, 2020 (the “March 20 Consultant Warrant”) and March 31, 2020 (the “March 31 Consultant Warrant”). The Consultant Warrants are exercisable from and after the date of their respective issuances and expire on February 24, 2025 with respect to the February Consultant Warrant, March 19, 2025 with respect to the March 20 Consultant Warrant and on March 30, 2025 with respect to the March 31 Consultant Warrant. All of the Consultant Warrants have an original exercise price of $1.92 per share. A holder of Consultant Warrants will not have the right to exercise any portion of its Consultant Warrants if the holder, together with its affiliates, would beneficially own over 4.99%; provided, however, that upon prior notice to us, the holder may decrease or may increase its ownership limitation, provided that in no event will the ownership limitation exceed 9.99%.

The exercise price of our common stock issuable upon exercising the Consultant Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein. If we or any subsidiary, at any time while the Consultant Warrants are outstanding, sell or grant any option to purchase, or sell or grant any right to reprice or otherwise dispose of or issue any common stock or common stock equivalents at an effective price less than the exercise price then in effect, then the exercise price shall be reduced to the lower exercise price then in effect, subject to adjustment for reverse and forward stock splits, recapitalizations, and similar transactions and subject to certain exceptions. The Consultant Warrants impose penalties on us for failure to timely deliver the shares of common stock.

Although we have not entered into any registration rights agreement or granted any registration rights in connection with the issuance and sale of the common stock in the common stock offering, the issuance of the Consultant Warrants or the issuance of common stock to the principal of the Consultant, we have elected to register for resale the shares of common stock issued in the common stock offering and the shares of common stock issuable upon exercise of the Consultant Warrants.

Common Stock Issued to Adam Wolfson

Private Placement

On March 29, 2016, we entered into a subscription agreement, or Subscription Agreement, with Adam Wolfson pursuant to which we issued 136,906 shares of our common stock, as adjusted for a 1-for-15 reverse stock split implemented on February 1, 2019, to Adam Wolfson at a price of $0.675 per share. The issuance was made in connection with a private placement of our common stock pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) thereof, Rule 506 of Regulation D promulgated thereunder and/or Regulation S promulgated thereunder pursuant to the terms of a subscription agreement.

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Promissory Note

On April 30, 2019, we issued an Amendment to Short-Term Demand Promissory Note, or Promissory Note, to Adam Wolfson, effective as of July 10, 2019, pursuant to which we agreed to automatically convert the aggregate principal amount of $500,000 and the accrued and unpaid interest as of July 29, 2019 due under the Promissory Note into 490,090 shares of our common stock on July 29, 2019 in full satisfaction of our obligations under the Promissory Note.

Consultant Agreement

On August 15, 2019, we entered into an Independent Consultant Agreement, or Consultant Agreement, with Adam Wolfson pursuant to which we agreed to issue 100,000 shares of our common stock to Adam Wolfson as partial consideration for his consulting services.

Although we have not entered into any registration rights agreement or granted any registration rights in connection with the issuance and sale of the common stock in the Subscription Agreement, Promissory Note or Consultant Agreement, we have elected to register for resale the shares of common stock issued in the Subscription Agreement, Promissory Note and Consultant Agreement.

Exchange Agreement

On September 4, 2020, Verb Acquisition entered into a Membership Interest Purchase Agreement with Ascend Certification, LLC, dba SoloFire (“SoloFire”), the sellers party thereto (collectively, the “Sellers”), and Steve Deverall, solely in his capacity as the seller representative, under which the Sellers agreed to sell their entire interest in SoloFire, representing all of the outstanding limited liability company membership interests of SoloFire, to Verb Acquisition for a base purchase price of $5,700,000 less an aggregate of $517,750 in certain adjustments, subject to certain potential post-closing working capital adjustments, payable in a $1,982,250 promissory note and an aggregate of 2,642,159 LLC Units.

In connection with the acquisition of SoloFire, we, Verb Acquisition and the LLC Unit Holders entered into an Exchange Agreement under which the parties agreed, from and after the six-month anniversary of September 4, 2020, that each LLC Unit Holder shall be entitled to surrender its LLC Units in exchange for shares of our common stock at an exchange rate of one share of our common stock for each LLC Unit. Under the exchange agreement the LLC Unit Holders were granted registration rights with respect to the aggregate of 2,642,159 shares of our common stock issuable upon the exchange of LLC Units.

Restricted Stock Agreement

On September 4, 2020, we entered into the Restricted Stock Agreement with Dustin Kenyon pursuant to which we granted Dustin Kenyon 247,703 restricted stock units. The restricted stock units vest on January 1, 2021 and cannot be assigned, alienated, pledged, attached or otherwise encumbered prior to vesting, and, if any such attempt is made, the restricted shares shall be forfeited. Dustin Kenyon is entitled to all of the rights of a shareholder including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares.

Although we have not entered into any registration rights agreement or granted any registration rights in connection with the grant of the restricted shares under the Restricted Stock Agreement, we have elected to register for resale the restricted shares granted in the Restricted Stock Agreement.

Selling Security Holder Table

This prospectus covers the sale by the selling security holders of up to an aggregate of 8,393,387 shares of common stock. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders have not had any material relationship with us within the past three years other than in connection with the private placement offering described above.

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The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares of common stock as of September 30, 2020.

The third column lists the shares of common stock being offered by this prospectus by the selling security holders. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The fourth column assumes the sale of all of the shares of common stock offered by the selling security holders under this prospectus.

Except as disclosed in the footnotes to the table below, each of the selling security holders has represented to us that it is not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.

	Shares of Common Stock Beneficially Owned Prior		Maximum Number of shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After Offering(2)
Name of Beneficial Owner	to Offering		Prospectus(1)	Number	Percentage
Corvus International, Inc.	585,197	(3)	585,197	0	*
Kestrel Management, Inc.	585,197	(3)	585,197	0	*
The H2 Management Corp	585,197	(3)	585,197	0	*
Eclipse Enterprises and Management, Inc.	585,197	(3)	585,197	0	*
Benjamin Philip Mosbarger	100,457	(3)	100,457	0	*
Jason Etherington	100,457	(3)	100,457	0	*
Nate Babbel	100,457	(3)	100,457	0	*
Dustin Kyle Kenyon	247,703	(4)	247,703	0	*
Adam Wolfson	726,996		726,996	0	*
Kalai Chelvan Arumugam	100,000		100,000	0	*
Nigel Geoffrey Atkinson	33,333		33,333	0	*
Steven John Baggott	85,000		85,000	0	*
Richard De Basto	100,000		50,000	50,000	*
Tan Wooi Bee	20,833		20,833	0	*
Timothy Brouwer	20,833		20,833	0	*
Matthew Peter Chambers	16,667		16,667	0	*
Joseph Chi-Tsung Chan	60,000		60,000	0	*
Phui Keen Chan	12,000		12,000	0	*
Vicent Chong Khang Chian	40,000		40,000	0	*
Richard Edwin Clarke	12,500		12,500	0	*

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	Shares of Common Stock Beneficially Owned Prior	Maximum Number of shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After Offering(2)
Name of Beneficial Owner	to Offering	Prospectus(1)	Number	Percentage
Keith Collins	100,000	100,000	0	*
Lesley Elizabeth Collins	20,833	20,833	0	*
Simon Paul Christopher Cook	85,000	85,000	0	*
Timothy Edward Coulson(5)	33,333	33,333	0	*
Andrew Dickinson	25,000	25,000	0	*
Tim Doolan	12,500	12,500	0	*
Jonathan Eddis	66,666	66,666	0	*
Natalia Pavlovna Driga-Ferguson	30,000	30,000	0	*
Cotroneo-Grulli Superannuation Fund	100,000	100,000	0	*
George Melville Howe and Rhonda Elizabeth Howe as Trustees for the M & R Howe Superannuation Fund	20,000	20,000	0	*
Ralph Cardinal Gertson III	12,300	5,000	7,300	*
Keng Huat Goh	25,000	25,000	0	*
David Ivon Gower	10,000	10,000	0	*
Edwin Nigel Paston Guyton	83,333	83,333	0	*
Susan Margot Hardwick	20,833	20,833	0	*
Chris Henderson	25,000	25,000	0	*
Mark Eric Henke	50,000	50,000	0	*
Phon Guan Ho	100,000	100,000	0	*
Yeoh Chai Hong	20,833	20,833	0	*
Lim Boon Hooi	20,000	20,000	0	*
David Hunter	10,000	10,000	0	*
Helen Mae Iwahiro	15,000	15,000	0	*
Qu Jiadong	250,000	250,000	0	*
Goh Jing Jing and Koay Siew Ean	20,833	20,833	0	*
Julie Ann Jones	16,667	16,667	0	*
Wong Pak Yuen Kelvin	20,000	20,000	0	*
Hwang Lip Koon and Tan Gaik Kheng	83,333	83,333	0	*
Tan Yeow Joo and Tan Yeow Hong(6)	25,000	25,000	0	*
Fa Jyh Huang and Jye Sing Ling	150,000	150,000	0	*
Robert John Kennedy(7)	25,000	25,000	0	*
Mark Alan Ladd	10,000	10,000	0	*
Michael Henry Lamyman and Jacqueline Louise Lamyman	50,000	50,000	0	*
Chia Yew Lee	29,166	29,166	0	*
Wing Ping Lee	46,667	46,667	0	*
Sunny Yan-Yang Li	20,000	20,000	0	*
Platypus II Holdings Limited	50,000	50,000	0	*
Feniton Holdings Limited	20,000	20,000	0	*
Winston Lo	20,000	20,000	0	*
Cataric Pty Ltd.	166,668	166,668	0	*
City Securities Ltd	476,666	476,666	0	*
Grandir Capital Pte Ltd.	100,000	100,000	0	*
Ning Ma	20,000	20,000	0	*
Robert C. W. Mason	20,000	20,000	0	*
James Masters	10,000	10,000	0	*
Ashton McGee	54,166	54,166	0	*
Sean O’Meara	33,333	33,333	0	*
Loo Kok Ming	41,666	41,666	0	*
Tan Chin Nam	16,667	16,667	0	*
Thomas Nothdurft	45,000	45,000	0	*

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	Shares of Common Stock Beneficially Owned Prior		Maximum Number of shares of Common Stock to be Sold Pursuant to this	Shares of Common Stock Beneficially Owned After Offering(2)
Name of Beneficial Owner	to Offering		Prospectus(1)	Number	Percentage
Jerome Olivier N. Nurenberg	12,500		12,500	0	*
Alfonso Garcia Ortiz	80,000		80,000	0	*
Emma Alexandra Palmer	30,833		30,833	0	*
Falcon Capital Partners	438,699	(8)	438,699	0	*
Rosita Binti Haji Ramli	20,833		20,833	0	*
Wilson Rondini	100,000		100,000	0	*
Walter Ruffinoni	20,833		20,833	0	*
Maxwell Sloyan	5,000		5,000	0	*
Paul Sloyan	25,000		25,000	0	*
Brett Edward Smythe	83,334		83,334	0	*
William A. T. Stephens	80,000		80,000	0	*
Jonathan T. Suder	104,167		104,167	0	*
Tongtao Sun	41,667		41,667	0	*
James Sunley	200,000		200,000	0	*
Etienne Szivo	16,667		16,667	0	*
David Haig Thomas	37,500		37,500	0	*
Guenter Taus	50,000		50,000	0	*
Tawaraya United	100,000		100,000	0	*
Har Kooi Voon	30,000		30,000	0	*
Andrew Eugene Paul Wates	41,667		41,667	0	*
Li Yang	20,000		20,000	0	*
Delphine Catherine Marianne York	62,500		62,500	0	*
Stephen Young	25,000		25,000	0	*

(*)	Indicates beneficial ownership of less than 1%.

(1)	Amount includes 7,977,188 shares of common stock and 416,199 shares of common stock issuable upon exercise of the Consultant Warrants.

(2)	Assumes all shares being offered under this prospectus are sold. The percentage of beneficial ownership after the offering is based on 49,969,851 shares of common stock, consisting of 46,663,790 shares of common stock outstanding as of September 30, 2020 and the 3,306,061 shares of common stock offered under this prospectus not already issued and outstanding.

(3)	Represents the number of shares of our common stock which will be issued by us in the future from time to time under an exchange agreement pursuant to which the selling security holder may exchange his or its LLC Units for shares of our common stock on a one-for-one basis.

(4)	Amount represents 247,703 shares of our common stock issuable upon vesting of restricted stock unit awards granted pursuant to the Restricted Stock Agreement, which vest on January 1, 2021.

(5)	Timothy Edward Coulson has represented that he is an affiliate of a broker-dealer. Mr. Coulson has represented that he purchased the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock.

(6)	Tan Yeow Joo and Tan Yeow Hong have represented that they are broker-dealers and as such are deemed to be underwriters under this registration statement.

(7)	The registered holder of the referenced shares to be registered is RKKC Pty Ltd.

(8)	Amount includes 22,500 shares of common stock and 416,199 shares of common stock issuable upon exercise of the Consultant Warrants.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling security holders may also sell the shares of common stock under Rule 144 promulgated under the Securities Act, or any other exemption under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell the shares of common stock short and deliver the shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge the shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon by Troutman Pepper Hamilton Sanders LLP, Irvine, California.

EXPERTS

The financial statements of Verb Technology Company, Inc. as of and for the years ended December 31, 2019 and 2018 appearing in Verb Technology Company, Inc.’s Annual Report on Form 10-K, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in their report thereon, included therein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the shares of common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the shares of common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC.

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The SEC maintains an Internet web site that contains reports, prospectus and information statements and other information regarding issuers, including Verb Technology Company, Inc., that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. Our Internet website address is https://www.verb.tech/.

We do not anticipate that we will send an annual report to our shareholders until and unless we are required to do so by the rules of the SEC.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.

This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020;

●	our Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on June 4, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020;
●	our Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2020, filed with the SEC on June 4, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 14, 2020;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 11, 2020;

●	our Current Reports on Form 8-K filed with the SEC on February 25, 2020, March 23, 2020, March 27, 2020, May 4, 2020, May 14, 2020, July 24, 2020, July 30, 2020, July 31, 2020, August 17, 2020, August 20, 2020, September 10, 2020 and October 13, 2020; and

●	the description of our securities contained in Exhibit 4.17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of common stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at the following address:

Verb Technology Company, Inc.

2210 Newport Boulevard, Suite 200

Newport Beach, California 92663

Attn: Investor Relations

Telephone: (855) 250-2300

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